Exhibit 99

Notice of Blackout Period
To Directors and Executive Officers
Of First Charter Corporation

January 28, 2004

This Notice Concerns Your Ability to Trade in First Charter Corporation Common Stock.

The First Charter Corporation Retirement Savings Plan (the "Plan") will be subject to a blackout period expected to begin on February 27, 2004 and end on March 8, 2004 (the "Blackout Period"). The Blackout Period is necessary in order make changes to the record keeping system for the Plan. During the Blackout Period, Plan participants will be unable to make any changes to the investments in their individual account (e.g., rebalance or transfer amounts among funds), obtain a loan from the Plan, or obtain a distribution from the Plan.

This notice is provided to you pursuant to Section 306 of the Sarbanes-Oxley Act of 2002 and Rule 104 of Regulation BTR promulgated under the Securities Exchange Act of 1934. Pursuant to these rules, each director and executive officer of First Charter Corporation is prohibited from, directly or indirectly, purchasing, selling or otherwise acquiring or transferring any equity security of First Charter Corporation during the Blackout Period, if the director or executive officer acquires or previously acquired such equity security in connection with his or her service or employment as a director or executive officer of First Charter Corporation. Accordingly, in order to assure compliance with these rules, you may not purchase, sell or otherwise transfer or acquire any shares of First Charter Corporation or exercise any stock options during the Blackout Period.

The foregoing prohibition is in addition to the restrictions on trading activity under the First Charter Corporation insider trading policy.

You will receive notice if the Blackout Period changes for any reason. You should continue to direct questions about and requests for pre-clearance of your transactions in First Charter Corporation common stock to Jan H. Hollar at 704-688-4467. If you have any questions concerning the Blackout Period, you should contact Michael B. Ottinger, Compensation & Benefits Manager at 1-800-422-4650, ext. 4342 or email ottingem@FirstCharter.com.